Exhibit 99.1

NEWS RELEASE

Nabors’ 4Q2009 results expected to exceed mean estimates excluding approximately $0.65 in non-cash ceiling test and other lesser charges
Hamilton, Bermuda, February 9, 2010 /PRNewswire-FirstCall/ Nabors Industries Ltd. (NYSE: NBR) today announced that it expects its fourth quarter results to modestly exceed mean estimates of $0.16 per diluted share, excluding estimated non-cash, pre-tax charges of approximately $274 million, or $0.65 per diluted share. The Company’s oil and gas segment incurred approximately $255 million of these non-cash, pre-tax charges, the majority of which resulted from year-end ceiling-test adjustments in unconsolidated joint venture entities which utilize the full-cost method of accounting. These tests were applied using a twelve-month trailing-average natural gas price of $3.87 per mcfe in the US and $2.67 in Canada, as required for SEC reporting purposes.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “These sizable non-cash charges obscure what was otherwise a good quarter, with most of our larger units achieving improved results. The writedowns in our oil and gas segment reduce to less than $700 million the carrying value of both our joint venture companies and our wholly owned oil and gas interests. Nearly half of the impairments occurred in our largest joint venture, NFR Energy, roughly 80% of which is comprised of shale gas, bringing the carrying value to $112 million for our nearly 50% share of 1.0 tcfe in gross proved reserves and an equal amount of probable reserves. In contrast to our carrying value, the present value of future earnings from just these gross proved reserves, utilizing the NYMEX forward strip at a 10% discount, is approximately $1 billion. The implied market value of the gross reserves in this one entity approaches $2 billion using a price of $2.00 per mcfe for proved reserves, which is a commonly used valuation methodology for similar properties.
“Nabors’ other holdings are not as mature as these properties but have potential to be of equal or greater value as more drilling proves up acreage in North American shale plays and further delineates an oil discovery and multiple other prospects in Colombia where we hold roughly one-half million net acres. For example, Nabors’ 34,000 net-acre interest in the core area of the Horn River shale play has the potential to produce one of our best returns although today it constitutes less than 6% of our net proved reserves due to the limited number of wells we have drilled to date.
“The remaining $19 million charge represents the year-end value of one of our three significant marketable security holdings. Accounting rules require us to impair an available-for-sale security when its market value remains below our basis for some duration, even though any appreciation cannot be recognized until the security is eventually sold. The aggregate market value of the three securities is approximately $145 million, which results in an unrecognized gain of approximately $53 million net of this charge.”
The Nabors companies own and operate approximately 542 land drilling and approximately 730 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 40 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.